SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

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         The undersigned  investment  company hereby notifies the Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

             TRUST-ISSUED REQUIRED EQUITY EXCHANGE SECURITIES TRUST

      Address of Principal Business Office (No. & Street, State, Zip Code):

                           C/O WARBURG DILLON READ LLC
                                 299 PARK AVENUE
                            NEW YORK, NEW YORK 10171

                     Telephone Number (including area code):

                                 (212) 821-3000

                Name and address of agent for service of process:

                               Thomas L. Piper III
                                 299 Park Avenue
                            New York, New York 10171

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES |X| NO |_|


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The City of New York and the State of New York on the 19th day of January, 1999.


                                           TRUST-ISSUED REQUIRED EQUITY EXCHANGE
                                           SECURITIES TRUST


                                           By: /s/ PAUL M. DONOFRIO
                                               --------------------------------
                                               Trustee

Attest: WARBURG DILLON READ LLC,
        Sponsor

        By: /s/ JEFFERY F. PUTMAN
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           Name:  Jeffery F. Putman
           Title: Executive Director